Exhibit 21

SUBSIDIARIES OF ATN INTERNATIONAL, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Alloy, Inc. (1)	Delaware	Commnet, Ethos, Sacred Wind
ALSK Holdings, LLC. (2)	Delaware	Alaska Communications
Atlantic Tele-Network, LLC (3)	Delaware	ATN International, WeSolve
ATN Overseas Holdings, Ltd.	Bermuda	ATN Overseas Holdings, Ltd.
ATN VI, Inc.(4)	Delaware	One Communications
One Communications (Guyana) Inc. (5)	Guyana	One Communications, ATOC, MMG
One Communications, Ltd. (6)	Bermuda	One Communications, Logic

(1)	Includes twenty consolidated wholly owned subsidiaries also providing carrier services and wholesale and retail fiber and fixed wireless services under the brand names listed above in the United States.
(2)	Includes thirty-five consolidated wholly owned subsidiaries also providing wireline and carrier services under the “Alaska Communications” brand name in Alaska.
(3)	Includes seven consolidated wholly-owned subsidiaries also providing call center and other back office support functions to our operating companies and certain other third party customers, including one in Barbados, one in the British Virgin Islands, one in the Cayman Islands, one in Delaware, one in Guyana, one in Trinidad, and one in the United Kingdom.
(4)	Includes fourteen consolidated wholly owned subsidiaries also providing wireline, wireless, carrier and video services under the “One Communications” brand name in the USVI (formerly known as Viya).
(5)	Includes twelve consolidated wholly owned subsidiaries also providing wireline, wireless and carrier services under the “One Communications” and “MMG” brand names in Guyana (formerly known as GTT, Inc. or Guyana Telephone and Telegraph Company Limited) and four wholly subsidiaries providing carrier services under the “ATOC” brand name in the British Virgin Islands and Barbados.
(6)	Includes ten consolidated wholly owned subsidiaries also providing wireline, wireless, carrier and video services under the “One Communications” brand name in Bermuda and one wholly owned subsidiary providing wireline, carrier and video services under the “Logic” brand name in the Cayman Islands.